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                                Ropes & Gray
                           One International Place
                      Boston, Massachusetts  02110-2624
                               (617) 951-7000
                             Fax: (617) 951-7050



                                       February ___, 2000


Fixed Income SHares
c/o PIMCO Advisory Services
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

In connection with the registration under the Securities Act of 1933 of an indefinite number of shares of common stock of the Series C and Series M (each a "Portfolio") of Fixed Income SHares ("FISH"), we have examined such matters as we have deemed necessary, as we are of the opinion that:

     i. FISH is a trust duly organized and existing under the laws of the Commonwealth of Massachusetts;

     ii. The authorized capital of FISH consists of an unlimited number of shares of beneficial interest of each Portfolio, no par value (the "Shares"); and

     iii. Assuming that FISH or its agent receives consideration for such Shares in accordance with the provisions of its Agreement and Declaration of Trust, the Shares will be legally and validly issued, will be fully paid, and will be non-assessable by FISH.

We point out that under Massachusetts law, shareholders of a "Massachusetts business trust" could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust of Fixed Income SHares disclaims shareholder liability for acts or obligations of Fixed Income SHares on behalf of its Portfolios and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by Fixed Income SHares. The Declaration of Trust provides for indemnification out of the property of the relevant Portfolio for all loss and expense of any shareholder of that Portfolio held personally liable for the obligations of Fixed Income SHares solely by reason of his being or having been a shareholder of Fixed Income SHares. Thus, the risk of a shareholder's incurring financial loss on account of such shareholder liability is limited to circumstances in which Fixed Income SHares itself would be unable to meet its obligations.

We hereby consent to the use of this opinion as an exhibit to FISH's Registration Statement on Form N-1A filed with the Securities and Exchange Commission (File No. 333-92415) for the registration under the Securities Act of 1933 of an indefinite number of FISH's Shares, and to the use of our name in the prospectus and statement of additional information contained therein, and any amendments thereto.

We express no opinion as to the laws of any jurisdiction other than The Commonwealth of Massachusetts and the United States of America. Further, we express no opinion as to the state securities or blue sky laws of any jurisdiction, including The Commonwealth of Massachusetts.

                                       Very truly yours,



                                       Ropes & Gray